Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-253150 and 333-219592 on Form S-3 and Registration Statement Nos. 333-253350, 333-236540, 333-229854, 333-223227, 333-216185, 333-209945, 333-202571, 333-194365, and 333-192332 on Form S-8 of our reports dated February 22, 2022, relating to the financial statements of Chegg, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 22, 2022